Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

June 11, 2026

Amplify Energy Corp.

500 Dallas Street, Suite

1700 Houston, Texas 77002

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Amplify Energy Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2026 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company. The Registration Statement relates to the registration by the Company of up to an additional 3,100,000 shares of Common Stock of the Company, par value $0.01 per share, issuable under the Amplify Energy Corp. 2024 Amended and Restated Equity Incentive Plan (the “A&R 2024 Plan”), including shares of Common Stock that may again become available for delivery with respect to awards under the A&R 2024 Plan pursuant to the share counting, share recycling and other terms and conditions of the A&R 2024 Plan (the “Additional Shares”).

In connection with the registration of the Additional Shares, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Additional Shares pursuant to the A&R 2024 Plan, (iii) the A&R 2024 Plan and (iv) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares which the Company is authorized to issue in the Company’s charter exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuance in connection with the A&R 2024 Plan by at least the number of Additional Shares which may be issued in connection with the A&R 2024 Plan and we have assumed that such condition will remain true at all future times relevant to this opinion.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Additional Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the A&R 2024 Plan, will be validly issued, fully paid and nonassessable.

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Amplify Energy Corp. June 11, 2026 Page 2

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Additional Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ KIRKLAND & ELLIS LLP